EXHIBIT 99.1
July 27, 2012 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2012, of $1,719,000, an increase of 10.5 percent from the $1,555,000 earned for the second quarter of 2011.   Earnings per share for the second quarter of 2012 were $.43, up 10.3 percent from the prior year second quarter.  For the six months ended June 30, 2012, net income totaled $4,341,000, a 21.0 percent increase from net income of $3,588,000 for the six months ended June 30, 2011.  Earnings per share were $1.08 for the first six months of 2012 versus $.90 for the first six months of 2011, an increase of 20.0 percent.  Return on average assets and return on average equity was 1.03 percent and 11.97 percent, respectively, for the first half of 2012, compared to .81 percent and 10.49 percent, respectively, for the same period in the prior year.

“It’s a credit to the 292 Ohio Valley Banc Corp. employees whose tireless efforts make it possible to report a 10.5 percent increase in second quarter consolidated net income as compared to the same period one year ago. I’m extremely pleased with the effort put forth by these men and women on behalf of our 2,133 shareholders,” stated Thomas E. Wiseman, President and CEO.

For the second quarter of 2012, net interest income decreased $101,000, or 1.2 percent, from the same period last year.  For the six months ended June 30, 2012, net interest income decreased $392,000, or 2.3 percent.  Contributing to the lower net interest income was the decline in average earning assets.  For the six months end June 30, 2012, average earning assets decreased $51 million from the same period last year, which occurred primarily in loans.  A portion of the decline in average loan balances was due to a targeted reduction in certain underperforming loans or loans with less than desirable interest rate characteristics, such as fixed rate mortgages.  However, the Company’s net interest margin remains strong, and for the six months ended June 30, 2012, the net interest margin increased to 4.33 percent, from 4.17 percent for the same period the prior year.  The improvement in net interest margin was attributable to a decrease in our funding costs aided by a continued composition shift to lower costing transaction accounts from certificates of deposit and increased tax refund deposits held in noninterest-bearing accounts.  Also impacting net interest income in 2012 was the decrease in loan fees associated with refund anticipation loans.  After the 2011 tax season, the Bank ceased funding refund anticipation loans as recommended by the FDIC.  As a result, refund anticipation loan fees earned during the first half of 2012 decreased $561,000 from the first half of 2011.

For the three months ended June 30, 2012, management provided $524,000 to the allowance for loan losses, a decrease of $235,000 from the same period last year.  For the six months ended June 30, 2012, management provided $1,840,000 to the allowance for loan losses, a decrease of $1,863,000 from the same period last year.  The decrease in provision expense was related to the significant decrease in net charge-offs.  For the three months ended June 30 2012, net charge-offs decreased $2,487,000, and for the six months ended June 30, 2012 net charge-offs decreased $4,953,000 from the same respective periods in 2011.  The elevated net charge-offs experienced in 2011 were associated with the deterioration of collateral values on select impaired loans.  The ratio of nonperforming loans to total loans was .95 percent at June 30, 2012 compared to .52 percent at December 31, 2011 and .93 percent at June 30, 2011.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2012 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.33 percent of total loans at June 30, 2012, compared to 1.23 percent at December 31, 2011 and 1.04 percent at June 30, 2011.

For the three months ended June 30, 2012, noninterest income totaled $1,974,000, an increase of $287,000, or 17.0 percent, from 2011’s second quarter.  Noninterest income totaled $5,453,000 for the six months ended June 30, 2012, as compared to $5,346,000 for the same period last year, an increase of $107,000, or 2.0 percent.  Contributing to higher noninterest income was the increase in interchange income, mortgage banking income and the gain on sale of foreclosed properties.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $172,000, or 26.7 percent, compared to the first half of 2011.  During 2012, the level of interest rates offered on fixed rate mortgages by the secondary market has generally improved, leading to an increase in borrowers refinancing their mortgage.  As a result, mortgage banking income has increased $95,000 from the first six months of 2011.  Primarily during the second quarter, the Company was able to liquidate a group of foreclosed properties at an amount above management’s estimated value at time of foreclosure, which contributed to a $141,000 increase in year-to-date income.  Included in noninterest income is tax processing fees received from a tax software provider.  For the six months ended June 30, 2012, tax processing fees totaled $2,264,000, a decrease of $269,000 from the same period the prior year.  For the 2012 tax season, the number of tax refund items processed has increased; however, the per item fee was reduced from the prior year leading to lower tax processing fees.  Although tax processing fees are down, management was pleased with the significant contribution from this revenue source, which accounted for over 41 percent of our year-to-date noninterest income.

For the three months ended June 30, 2012, noninterest expense totaled $7,162,000, an increase of $181,000, or 2.6 percent, from the same period last year.  For the six months ended June 30, 2012, noninterest expense totaled $14,494,000, an increase of $415,000 from the same period last year.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $346,000, or 4.3 percent, for the first six months of 2012, as compared to the same period in 2011.  The increase was primarily related to higher healthcare and retirement benefit costs, while salary expense has remained relatively stable.  Also contributing to higher noninterest expense was the increase in foreclosure costs associated with bank owned properties.  During the first half of 2012, foreclosure costs increased $118,000 from the same period last year.  Comparing the first half of 2012 to the first half of 2011, all remaining noninterest expenses decreased $49,000, which helped limit the growth in total noninterest expense to less than three percent.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not  statements  of  historical fact constitute  forward-looking  statements  within  the  meaning  of  the  Private  Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
PER SHARE DATA
Earnings per share	$0.43	$0.39	$1.08	$0.90
Dividends per share	$0.25	$0.21	$0.46	$0.42
Book value per share	$18.57	$17.70	$18.57	$17.70
Dividend payout ratio (a)	58.61%	54.01%	42.68%	46.83%
Weighted average shares outstanding	4,029,439	4,000,056	4,028,694	4,000,056

PERFORMANCE RATIOS
Return on average equity	9.38%	9.00%	11.97%	10.49%
Return on average assets	0.84%	0.73%	1.03%	0.81%
Net interest margin (b)	4.25%	4.08%	4.33%	4.17%
Efficiency ratio (c)	70.65%	70.20%	64.03%	61.45%
Average earning assets (in 000's)	$773,152	$811,926	$798,212	$849,422

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$8,933	$10,090	$18,897	$21,389
Interest and dividends on securities	724	727	1,425	1,453
Total interest income	9,657	10,817	20,322	22,842
Interest expense:
Deposits	1,302	2,227	2,676	4,583
Borrowings	302	436	681	902
Total interest expense	1,604	2,663	3,357	5,485
Net interest income	8,053	8,154	16,965	17,357
Provision for loan losses	524	759	1,840	3,703
Noninterest income:
Service charges on deposit accounts	460	553	910	1,093
Trust fees	51	56	100	115
Income from bank owned life insurance
and annuity assets	200	182	394	361
Mortgage banking income	135	60	232	137
Electronic refund check / deposit fees	226	265	2,264	2,533
Debit / credit card interchange income	421	344	816	644
Gain on sale of other real estate owned	143	5	151	10
Other	338	222	586	453
Total noninterest income	1,974	1,687	5,453	5,346
Noninterest expense:
Salaries and employee benefits	4,185	4,084	8,453	8,107
Occupancy	383	378	785	804
Furniture and equipment	235	282	472	562
FDIC insurance	275	285	566	612
Data processing	229	215	508	451
Foreclosed assets, net	65	31	175	57
Other	1,790	1,706	3,535	3,486
Total noninterest expense	7,162	6,981	14,494	14,079
Income before income taxes	2,341	2,101	6,084	4,921
Income taxes	622	546	1,743	1,333
NET INCOME	$1,719	$1,555	$4,341	$3,588

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2012	2011
ASSETS
Cash and noninterest-bearing deposits with banks	$9,807	$8,914
Interest-bearing deposits with banks	63,916	42,716
Total cash and cash equivalents	73,723	51,630
Securities available for sale	93,758	85,670
Securities held to maturity
(estimated fair value: 2012 - $24,815; 2011 - $22,847)	24,269	22,848
Federal Home Loan Bank stock	6,281	6,281
Total loans	564,074	598,308
Less: Allowance for loan losses	(7,527)	(7,344)
Net loans	556,547	590,964
Premises and equipment, net	8,919	9,216
Other real estate owned	3,292	4,256
Accrued income receivable	2,371	2,872
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,762	23,097
Prepaid FDIC insurance	1,079	1,609
Other assets	5,104	4,467
Total assets	$801,372	$804,177

LIABILITIES
Noninterest-bearing deposits	$141,620	$138,143
Interest-bearing deposits	541,559	549,743
Total deposits	683,179	687,886
Other borrowed funds	20,089	20,296
Subordinated debentures	13,500	13,500
Accrued liabilities	9,793	10,652
Total liabilities	726,561	732,334

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2012 - 4,689,178 shares issued; 2011 - 4,686,295 shares issued)	4,689	4,686
Additional paid-in capital	33,525	33,473
Retained earnings	50,923	48,435
Accumulated other comprehensive income	1,386	961
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	74,811	71,843
Total liabilities and shareholders' equity	$801,372	$804,177